Exhibit 99.1

IFMI REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, October 31, 2013 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended September 30, 2013.

Adjusted operating loss was $0.6 million, or $0.03 per diluted share, for the three months ended September 30, 2013, as compared to adjusted operating loss of $5.1 million, or $0.30 per diluted share, for the three months ended June 30, 2013, and adjusted operating income of $4.4 million, or $0.27 per diluted share, for the three months ended September 30, 2012. Adjusted operating loss was $11.3 million, or $0.67 per diluted share, for the nine months ended September 30, 2013, as compared to adjusted operating income of $3.1 million, or $0.20 per diluted share, for the nine months ended September 30, 2012. The Company’s results for the first nine months of 2013 were unfavorably impacted by mark-to-market losses of $9.5 million on the Company’s Star Asia investment, primarily driven by the weakening of the Japanese Yen during the first half of 2013. Adjusted operating income (loss) is not a measure recognized under generally accepted accounting principles (“GAAP”). See Note 1 on page 3.

Lester Brafman, Chief Executive Officer of IFMI, commented: “We are disappointed with our third quarter results and know there is still much work to be done. That said, we are optimistic about our future and are focused on increasing value for our shareholders. During the quarter, we continued to execute on important strategic initiatives, including closing the investment with Mead Park Capital Partners and the EBC 2013 Family Trust, a permitted assignee of Cohen Bros. Financial, reducing the size of the Company’s board of directors, and starting the process to consolidate our two primary registered broker-dealer subsidiaries, C&Co/PrinceRidge and JVB Financial, into a single broker-dealer subsidiary. The integrated broker-dealer will focus on areas where we believe that we have developed a distinct competitive advantage, and we will channel our resources to grow these business lines accordingly. We believe these important steps will help enhance our financial position and IFMI’s long-term prospects as a more competitive and successful company.”

Mr. Brafman continued, “Our transition to delivering a more compelling value proposition is ongoing and we continue to work diligently to ensure that the business is properly aligned to take advantage of the global opportunities in capital markets and asset management. We are pleased that our solid capital position has enabled us to once again return value through a dividend and look forward to enhancing value for our stockholders in the future.”

Comparisons to Prior Year & Prior Quarter Periods

Revenue was $18.1 million for the three months ended September 30, 2013, as compared to revenue of $13.7 million for the three months ended June 30, 2013, and revenue of $28.1 million for the three months ended September 30, 2012. The increase in revenue in the third quarter of 2013, as compared to the second quarter of 2013, was the result of principal transactions and other revenue increasing by $4.5 million, new issue and advisory revenue increasing by $3.1 million, and asset management revenue increasing by $0.5 million, which was partially offset by net trading revenue decreasing by $3.8 million. The third quarter 2013 year-over-year decrease in revenue was the result of reductions in net trading revenue of $5.8 million, in asset management revenue of $3.8 million, and in principal transactions and other revenue of $2.2 million, while new issue and advisory revenue increased by $1.9 million. The decline in net trading revenue in the third quarter of 2013, from both the sequential and prior-year quarters, was experienced across all of the Company’s trading operations. The increase in asset management revenue in the sequential quarter was primarily due to a one-time final fee of $0.5 million related to one of IFMI’s asset-backed-securities collateralized debt obligations, where, effective during the third quarter of 2013, the Company is no longer the collateral manager. The decline in asset management revenue from the year-ago period was primarily due to a one-time portfolio management fee of $3.8 million related to the termination of one of IFMI’s European collateralized debt obligations in the third quarter of 2012, as well as the scheduled conclusion of the three-year services agreement related to the sale of the Alesco 10-17 management contracts in 2010. The increase in new issue and advisory revenue for the periods presented was due primarily to one large fee collected in the third quarter of 2013. In principal transactions and other income, during the third quarter of 2013, IFMI recorded gains on its investments in Star Asia of $0.1 million, as compared to losses of $3.6 million in the second quarter of 2013, and a gain of $1.3 million in the third quarter of 2012.

Revenue was $45.8 million for the nine months ended September 30, 2013, as compared to revenue of $71.9 million for the nine months ended September 30, 2012. The decrease in revenue was primarily the result of an $18.8 million decline in net trading revenue, which occurred across all of the Company’s trading operations. There was a $4.4 million decline in asset management revenue that was primarily due to the one-time portfolio management fee of $3.8 million related to the termination of one of IFMI’s European collateralized debt obligations in the third quarter of 2012, as well as the scheduled conclusion of the three-year services agreement related to the sale of the Alesco 10-17 management contracts in 2010. The losses in principal transactions and other revenue were $5.0 million greater during the first nine months of 2013, as compared to the prior-year period, which was mostly due to mark-to-market losses on the Company’s Star Asia investment. These decreases were partially offset by an increase of $2.2 million in new issue and advisory revenue.

In the third quarter of 2013, the Company recorded a $1.8 million income tax benefit that was primarily the result of the recognition of a $1.4 million previously unrecognized tax benefit that became effectively settled in the Company’s favor in the third quarter of 2013, as well as $0.4 million primarily related to a change in the Company’s effective state income tax rate.

Net loss attributable to IFMI was $0.1 million, or $0.01 per diluted share, for the three months ended September 30, 2013, as compared to a net loss attributable to IFMI of $4.7 million, or $0.40 per diluted share, for the three months ended June 30, 2013, and net income attributable to IFMI of $2.0 million, or $0.18 per diluted share, for the three months ended September 30, 2012. Operating expenses, excluding compensation and benefits and depreciation and amortization, declined by $0.8 million, or 10%, in the third quarter of 2013, from the third quarter of 2012. As part of our operating expenses in the third quarter of 2013, professional services and other operating expenses included a non-recurring charge of $0.9 million associated with setting up an allowance for uncollectible receivables related to a previously recorded but yet to be collected advisory fee.

Net loss attributable to IFMI was $9.3 million, or $0.80 per diluted share, for the nine months ended September 30, 2013, as compared to a net loss attributable to IFMI of $3.9 million, or $0.37 per diluted share, for the nine months ended September 30, 2012. Operating expenses, excluding compensation and benefits and depreciation and amortization, declined by $0.8 million, or 4%, in the year-to-date period from the prior year period.

Other Events

Lester Brafman Appointed CEO. On September 17, 2013, the Company announced the appointment of Lester Brafman as Chief Executive Officer. Mr. Brafman previously served as President of IFMI since June 2013 and succeeded Daniel G. Cohen. Mr. Cohen transitioned to President and Chief Executive of IFMI’s European operations, where he continues to focus on growing the Company’s European capital markets and asset management operations.

Completion of the $13.7 Million Strategic Investment. On September 25, 2013, the Company announced that it had completed the $13.7 million strategic investment transaction pursuant to securities purchase agreements with Mead Park Capital Partners LLC and the EBC 2013 Family Trust, a permitted assignee of Cohen Bros. Financial, LLC. The issuance of securities in connection with the transaction was approved by IFMI’s stockholders at the 2013 Annual Meeting of Stockholders held on September 24, 2013. At the Annual Meeting, Jack J. DiMaio, Jr., CEO and founder of Mead Park, and Christopher Ricciardi, a partner of Mead Park and former President of IFMI, were elected to IFMI’s

Board of Directors. In addition, following the shareholders meeting, the Board named Mr. DiMaio Chairman of the Board and Mr. Cohen Vice Chairman of the Board.

Consolidation of C&Co/PrinceRidge and JVB Financial into Single Broker-Dealer. On October 2, 2013, the Company announced that it began the process of consolidating its two registered broker-dealer subsidiaries, C&Co/PrinceRidge LLC and JVB Financial Group LLC, into a single broker-dealer subsidiary. Following the receipt of necessary regulatory approvals, the Company intends to operate its broker-dealer subsidiary under the JVB Financial brand. In connection with the anticipated consolidation, the Company reduced the size of its workforce by approximately 20%. IFMI expects to incur pre-tax charges in the fourth quarter of 2013, for employee separation and vendor contract termination expenses, of approximately $2.0 to $2.5 million.

Total Permanent Equity and Dividend Declaration

•	At September 30, 2013, total permanent equity was $67.6 million, as compared to $75.8 million as of December 31, 2012.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on November 29, 2013 to stockholders of record on November 15, 2013.

Conference Call

Management will hold a conference call this morning at 11:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on the Company’s homepage at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 93830800, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 93830800.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, C&Co/PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of September 30, 2013, IFMI managed approximately $5.7 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, and (j) the potential failure to complete the proposed consolidation of the Company’s broker-dealer subsidiaries. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/13	6/30/13	9/30/12	9/30/13	9/30/12
Revenues

Net trading	$7,824	$11,630	$13,669	$32,513	$51,311
Asset management	4,644	4,155	8,465	13,561	18,010
New issue and advisory	3,692	572	1,758	5,259	3,024
Principal transactions and other income	1,926	(2,623)	4,174	(5,487)	(482)

Total revenues	18,086	13,734	28,066	45,846	71,863

Operating expenses

Compensation and benefits	11,529	12,521	16,484	37,547	49,811
Business development, occupancy, equipment	1,429	1,387	1,520	4,271	3,970
Subscriptions, clearing, and execution	2,495	2,349	2,602	7,161	8,574
Professional services and other operating	3,436	3,016	4,015	9,971	9,702
Depreciation and amortization	367	359	289	1,036	1,023

Total operating expenses	19,256	19,632	24,910	59,986	73,080

Operating income (loss)	(1,170)	(5,898)	3,156	(14,140)	(1,217)

Non-operating income (expense)

Interest expense, net	(1,047)	(1,035)	(868)	(3,111)	(3,187)
Other non-operating income (expense)	—	—	83	—	(4,271)
Income from equity method affiliates	101	95	647	1,715	2,689

Income (loss) before income taxes	(2,116)	(6,838)	3,018	(15,536)	(5,986)
Income tax expense (benefit)	(1,807)	34	54	(1,761)	108

Net income (loss)	(309)	(6,872)	2,964	(13,775)	(6,094)
Less: Net income (loss) attributable to the noncontrolling interest	(205)	(2,170)	956	(4,469)	(2,165)

Net income (loss) attributable to IFMI	$(104)	$(4,702)	$2,008	$(9,306)	$(3,929)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share
	Three Months Ended			Nine Months Ended
	9/30/13	6/30/13	9/30/12	9/30/13	9/30/12
Basic
Net income (loss) attributable to IFMI	$(104)	$(4,702)	$2,008	$(9,306)	$(3,929)
Basic shares outstanding	11,876	11,659	10,849	11,628	10,683

Net income (loss) attributable to IFMI per share	$(0.01)	$(0.40)	$0.19	$(0.80)	$(0.37)

Fully Diluted
Net income (loss) attributable to IFMI	$(104)	$(4,702)	$2,008	$(9,306)	$(3,929)
Net income (loss) attributable to the noncontrolling interest	(205)	(2,170)	956	(4,469)	(2,165)
Net loss (income) attributable to the noncontrolling interest that is not converted	(7)	12	11	8	249
Adjustment	154	8	(5)	176	(93)

Enterprise net income (loss)	$(162)	$(6,852)	$2,970	$(13,591)	$(5,938)

Basic shares outstanding	11,876	11,659	10,849	11,628	10,683
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,252	5,324	5,252
Additional dilutive shares	—	—	76	—	—

Fully diluted shares outstanding	17,200	16,983	16,177	16,952	15,935

Fully diluted net income (loss) per share	$(0.01)	$(0.40)	$0.18	$(0.80)	$(0.37)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$(1,170)	$(5,898)	$3,156	$(14,140)	$(1,217)
Noncontrolling interest portion of PrinceRidge operating loss (income)	(4)	14	401	16	791
Depreciation and amortization	367	359	289	1,036	1,023
One-time cash compensation related to former CEO of capital markets segment			—
One-time cash compensation related to former Chairman and former CEO of PrinceRidge	—	—	2,104	—	2,104
Contribution to a legal settlement			—
IFMI share of incentive fees included in income from equity method investments	—	—	—		—
Share-based compensation	207	425	(1,534)	1,761	434

Adjusted operating income (loss)	$(600)	$(5,100)	$4,416	$(11,327)	$3,135

Fully diluted shares outstanding	17,200	16,983	16,177	16,952	15,935

Adjusted operating income (loss) per share	$(0.03)	$(0.30)	$0.27	$(0.67)	$0.20

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013 (unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$22,313	$14,500
Receivables from brokers, dealers, and clearing agencies	15,481	12,253
Due from related parties	923	452
Other receivables	3,561	8,488
Investments - trading	85,582	176,139
Other investments, at fair value	29,008	38,323
Receivables under resale agreements	94,867	70,110
Goodwill	11,113	11,113
Other assets	11,098	9,623

Total assets	$273,946	$341,001

Liabilities
Payables to brokers, dealer, and clearing agencies	$5,406	$96,211
Accounts payable and other liabilities	6,201	13,080
Accrued compensation	5,117	8,203
Trading securities sold, not yet purchased	53,332	44,167
Securities sold under agreements to repurchase	94,856	70,273
Deferred income taxes	6,306	6,603
Debt	34,590	25,847

Total liabilities	205,808	264,384

Temporary Equity
Redeemable noncontrolling interest	535	829

Permanent Equity
Voting nonconvertible preferred stock	5	5
Common stock	14	11
Additional paid-in capital	73,749	64,829
Accumulated other comprehensive loss	(675)	(495)
Accumulated deficit	(17,433)	(7,370)

Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	—

Total IFMI stockholders’ equity	55,660	56,980
Noncontrolling interest	11,943	18,808

Total permanent equity	67,603	75,788

Total liabilities and equity	$273,946	$341,001

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss). Depreciation, amortization, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com